Exhibit 3.1

AFFILIATED MANAGERS GROUP, INC.
AMENDMENT TO THE COMPANY’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Pursuant to Section 242
of the General Corporation Law of
the State of Delaware

Affiliated Managers Group, Inc. (hereinafter called the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:  That the Board of Directors of said Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth the amendment to the Amended and Restated Certificate of Incorporation of the Corporation and proposing and declaring said amendment to be advisable.

SECOND:  That thereafter, the amendment in Paragraph Third below was approved by affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote at a meeting duly held, at which a quorum was present and acting throughout, and in accordance with the provisions of Section 242 of the General Corporation Law of Delaware, on May 31, 2006.

THIRD:  That, upon the effectiveness hereof, the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation be deleted in its entirety and restated as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred Fifty-Eight Million (158,000,000) shares, of which (a) Five Million (5,000,000) shares shall be undesignated preferred stock, par value $.01 per share (the “Undesignated Preferred Stock”), and (b) One Hundred Fifty-Three Million (153,000,000) shares shall be common stock, par value $.01 per share (the “Common Shares”), of which (i) One Hundred Fifty Million (150,000,000) shares shall be designated Voting Common Stock (“Common Stock”) and (ii) Three Million (3,000,000) shares shall be designated Class B Non-Voting Common Stock (“Class B Common Stock”). As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Undesignated Preferred Stock, to fix and determine the variations in the relative rights, preferences and powers as between the different series of Undesignated Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the fullest extent permitted by law.”

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IN WITNESS WHEREOF, Affiliated Managers Group, Inc. has caused this Certificate to be signed by its duly authorized officer, this 31st day of May, 2006.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/ John Kingston, III
Name: John Kingston, III
Title: Executive Vice President, General
Counsel and Secretary